EXHIBIT 99.01
Shutterfly Provides Preliminary

Fourth Quarter 2011 Financial Information

REDWOOD CITY, December 23, 2011 -- Shutterfly, Inc. (NASDAQ:SFLY), a leading Internet-based social expression and personal publishing service, today provided preliminary financial information for its fourth quarter ending December 31, 2011.

Based on preliminary, quarter-to-date financial information, Shutterfly now estimates that its fourth quarter 2011 net revenues will range from $259 million to $264 million compared with its previous guidance of $270.5 million to $275.5 million.  In addition, the Company now estimates that its fourth quarter adjusted EBITDA will range from $84 million to $88 million compared with its previous guidance of $96.3 million to $101.1 million.

"While we are pleased to once again set new records for fourth quarter net revenues, we believe that the uncertain economic environment, combined with heavy competitor discounting throughout the peak holiday shopping season, contributed to the net revenue and adjusted EBITDA shortfalls,” said President and Chief Executive Officer Jeffrey Housenbold.  “We continue to believe that we are targeting large, early-stage market opportunities and that our sustained commitments to innovation, outstanding product quality, customer service and overall value will continue to represent the core of our long-term strategy."

The Company will discuss its fourth quarter and full year 2011 financial results on its fiscal 2011 earnings conference call that is scheduled for February 1, 2012.

Notice Regarding Forward-Looking Statements

This press release includes certain forward-looking statements related to Shutterfly, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements. These statements are based on management’s current estimates, assumptions, expectations or beliefs and are subject to uncertainty and changes in circumstances. These forward-looking statements are estimates reflecting the judgment of our senior management and actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Shutterfly, Inc. For a list and description of risks and uncertainties which may cause actual results to vary from forward-looking statements, see our periodic filings with the Securities and Exchange Commission at www.sec.gov. All of Shutterfly's forward-looking statements, whether written or oral, are expressly qualified by this safe harbor statement and any other cautionary statements that may accompany such forward-looking statements. Shutterfly is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Shutterfly

Founded in 1999, Shutterfly, Inc. is an Internet-based social expression and personal publishing company and operates Shutterfly.com, Tiny Prints.com and Weddingpaperdivas.com. Shutterfly provides high quality products and world class services that make it easy, convenient and fun for consumers to preserve their digital photos in a creative and thoughtful manner. Shutterfly's flagship product is its award-winning photo book line, which helps consumers celebrate memories and tell their stories in professionally bound coffee table books. Shutterfly was recently named one of the top 25 Best Midsized Companies to Work For by the Great Place to Work Institute. More information about Shutterfly (NASDAQ:SFLY) is available at www.shutterfly.com.

Contacts Media Relations: Gretchen Sloan, 650-610-5276 gsloan@shutterfly.com	Investor Relations: Michael Look, 650-610-5910 mlook@shutterfly.com